Exhibit 10.10

February 8, 2013

Morten Hansen

Via email: Morten.Hansen@rig.net

PERSONAL & CONFIDENTIAL

RE:	Promotion to Vice President—Business Services

Morten,

This letter confirms that in conjunction with your new position as Vice President Business Services, effective February 11, 2013, you will be eligible for the following terms and conditions of employment.

Your annual salary will continue to be $180,000 USD and will be reviewed as part of the April 1, 2013, merit process and you will continue to participate in the Company’s Management Incentive Program (“MIP”) with a target payout of 45% of your base salary. You will also continue to be eligible for long-term incentive program grants at levels commensurate with your position.

Should the Company terminate your employment without “Cause” at any time; or should you terminate your employment for “Good Reason” within two years following a “Change in Control”, each of these terms as defined in the Annex I to this letter, (attached to this letter and incorporated by reference) the Company shall pay you the following severance benefits, in exchange for executing our standard release:

•	One year of your annual base salary, paid in a lump sum;

•

Your annual bonus calculated by the level of achievement of the Company’s financial targets under the MIP (or any successor to such plan), with no further subjective adjustment, pro-rated for your time of active employment in the year, and paid when active employees receive their bonus payments;

•

Benefits coverage under COBRA for a period of up to twelve (12) months. Such coverage shall be included in and part of your maximum COBRA entitlement and you will be responsible for employee’s portion of premiums; and

•	$20,000 in outplacement services at a provider of your choosing.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Please indicate your acceptance by signing and returning a copy of this letter. This offer is valid until February 15, 2013.

Sincerely,

RigNet, Inc.

David N. Barbee

Director, Global Human Resources

/s/ Morten Hansen	2-8-2013
Acceptance: Morten Hansen

Assignment Letter

Annex I — Defined Terms

The terms “you and “your” refer to Morten Hansen, as identified in the letter of January 30, 2013.

The terms “Company” “us” and “our” shall mean RigNet, Inc., its subsidiaries and affiliates.

“Cause” is defined as any of the following: (i) your plea of guilty or nolo contendre, or conviction of a felony or a misdemeanor involving moral turpitude; (ii) any act by you of fraud or dishonesty with respect to any aspect of our business including, but not limited to, falsification of our records; (iii) your failure to perform your duties (other than by reason of an illness or a disability); (iv) your engagement in misconduct that is materially injurious to the Company (monetarily or otherwise); (v) your breach any confidentiality, noncompetition or non-solicitation obligations to the Company; your commencement of employment with an unrelated employer; (vii) material violation by you of any of the Company’s written policies, including but not limited to any harassment and/or non-discrimination policies; (viii) your gross negligence in the performance of your duties.

“Good Reason” means (i) a material adverse change in your position, authority, duties or responsibilities, (ii) a reduction in your base salary or the taking of any action by us that would materially diminish your annual bonus opportunities, (iii) the relocation of the principal executive offices by more than 50 miles from where such offices are located on the first day of your employment or your being based at any office other than our principal executive or hemisphere management offices, except for travel reasonably required in the performance of your duties, (iv) a material breach of the agreement by us, or (v) the failure of a successor to us to assume the agreement.

A “Change of Control” shall have the same meaning as defined in Section 409A of the Internal Revenue Code.

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Assignment Letter